PROSPECTUS

FAMOUS PRODUCTS, INC.

1,199,400 Shares of Common Stock
Par Value $0.001 Per Share

This prospectus relates to the offering by the selling stockholders of Famous Products, Inc. of up to 1,199,400 shares of our common stock, par value $0.001 per share.  We will not receive any proceeds from the sale of common stock.

The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer.  Initially, the shares will be priced at $0.25 per share, which was the most recent price paid for the shares. The prices at which the selling shareholders may sell the shares once the shares begin trading in a public market will thereafter be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock does not currently trade in the public market.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 6, 2008.

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Famous Products,” “we,” “us,” and “our,” refer to Famous Products, Inc., a Colorado corporation.

Our Company

We are a full service, brand marketing organization whose activities are centered around our client's products, principally in the liquor industry. Brand marketing builds the value of the brand by connecting it with target audiences to achieve strategic marketing objectives. We are comprised of one corporation with a wholly-owned subsidiary, Fancy Face Promotions, Inc., a Colorado corporation. All of our operations are conducted through this subsidiary.

              Our efforts are organized into four operating segments, composed of promotional products and marketing services. The marketing services segment includes promotion marketing, brand strategy and identity, presence marketing and consumer event marketing. Each one of the segments has similar products and services, production processes, types of clients, distribution methods and regulatory environments. We attempt to physically connect the brand with identified target markets and individuals through repeated exposure to merchandise that builds brand awareness, enhances brand recognition and creates brand loyalty.

On May 24, 2007, we issued 20,920,000 restricted common shares for cash and past services.

In September, 2007 we raised $26,100 and sold a total of 104,400 shares in an offering under Section 3(b) including Rule 504 and the analogous Colorado state exemption.

In October, 2007, we issued a total of 25,000 restricted common shares in exchange for one hundred percent of the issued and outstanding shares of Fancy Face Promotions, Inc., a Colorado corporation.

We were incorporated under the laws of the State of Colorado on May 23, 2007. Our fiscal year end is October31.

Our principal business address is 10680 Humboldt Street Westminster, Colorado 80021. Our phone number is  (303) 934-4146.

We have not been subject to any bankruptcy, receivership or similar proceeding.

This Prospectus

We have undertaken several transactions the result of which has been the issuance of shares that have restrictions on their transferability.  In order to provide those investors with liquidity for their shares, we are filing with the SEC this prospectus as part of a registration statement to register those securities.  We will not receive any proceeds from any sales of these shares.

THE OFFERING

Common stock currently outstanding	21,049,400 shares(1)
Common stock offered by the selling stockholders	1,199,400 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.
________________

    (1)Shares of common stock outstanding as of December 31, 2007.

RISK FACTORS

You should carefully consider the following risk factors, together with the information contained in this prospectus, any reports we file with the SEC and the documents referred to herein.  You should also be aware that the risks described below may not be the only risks relevant to your determination. Instead, these are the risks that we believe most material to your decision.

We are recently formed, have no operating history, and have never been profitable.  As a result, we may never become profitable, and, as a result, we could go out of business.

We were formed as a Colorado business entity in May, 2007. At the present time, we are recently formed and have never been profitable. There can be no guarantee that we will ever be profitable. From our inception on May 23, 2007 through October 31, 2007, we generated no revenue. We had a net loss of $48,355 for this period. Our revenues depend upon the number of clients we can develop and service.  We cannot guarantee we will ever develop a substantial number of clients. Even if we develop a substantial number of clients, there is no assurance that we will become a profitable company. We may never become profitable, and, as a result, we could go out of business.

Because we had incurred operating losses from our inception, our accountants have expressed doubts about our ability to continue as a going concern.

For the period ended October 31, 2007, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	our ability to begin active operations;

●	our ability to locate clients who will purchase our services; and

●	our ability to generate revenues.

 Based upon current plans, we may incur operating losses in future periods because we may, from time to time, be incurring expenses but not generating sufficient revenues. We expect approximately $50,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

Our lack of operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance. If we make poor budgetary decisions as a result of unreliable historical data, we could continue to incur losses, which may result in a decline in our stock price.

We have no operating history. This fact makes it difficult to evaluate our business on the basis of historical operations. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our limited operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could continue to incur losses, which may result in a decline in our stock price.

As a company with no operating history, we are inherently a risky investment. An investor could lose his entire investment.

We have no operating history. Because we are a company with no history, the operation in which we engage in, the internet gallery business, is an extremely risky business. An investor could lose his entire investment.

We are implementing a strategy to grow our business, which is expensive and may not generate increases in our revenues.

We intend to grow our business, and we plan to incur expenses associated with our growth and expansion. Although we recently raised funds through offerings to implement our growth strategy, these funds may not be adequate to offset all of the expenses we incur in expanding our business. We will need to generate revenues to offset expenses associated with our growth, and we may be unsuccessful in achieving revenues, despite our attempts to grow our business. If our growth strategies do not result in significant revenues, we may have to abandon our plans for further growth or may even cease our proposed operations.

Because we are small and do not have much capital, we must limit our operations. A company in our industry with limited operations has a smaller opportunity to be successful.  If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit our operations. We must limit our operations to the Denver, Colorado metropolitan area as the only geographical area in which we operate. Because we may have to limit our operations, we may not generate sufficient sales to make a profit. If we do not make a profit, we may have to suspend or cease operations.

We must effectively manage the growth of our operations, or we may outgrow our current infrastructure.

We have two employees, our President, Mr. Quam and Ms. Kochis, our Secretary. If we experience rapid growth of our operations, we could see a backlog of client orders. We can resolve these capacity issues by hiring additional personnel and upgrading our infrastructure. However, we cannot guarantee that sufficient additional personnel will be available or that we will find suitable personnel to aid our growth. In any case, we will continue pursuing additional sales growth for our company. Expanding our infrastructure will be expensive, and will require us to train our workforce, and improve our financial and managerial controls to keep pace with the growth of our operations.

We have a lack of liquidity and will need additional financing in the future. Additional financing may not be available when needed, which could delay our development or make it indefinitely postponed. Our investors could lose some or all of their investment.

We are only minimally capitalized. Because we are only minimally capitalized, we expect to experience a lack of liquidity for the foreseeable future in our proposed operations. We will adjust our expenses as necessary to prevent cash flow or liquidity problems. However, we expect we will need additional financing of some type, which we do not now possess, to fully develop our operations. We expect to rely principally upon our ability to raise additional financing, the success of which cannot be guaranteed. We will look at both equity and debt financing, including loans from our principal shareholder. However, at the present time, we have no definitive plans for financing in place, other than the funds which may be loaned to us by Mr.  Quam, our President. In the event that we need additional capital, Mr.  Quam has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes. To the extent that we experience a substantial lack of liquidity, our development in accordance with our proposed plan may be delayed or indefinitely postponed, our operations could be impaired, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

We have no experience as a public company. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

We have never operated as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

There are factors beyond our control which may adversely affect us. An investor could lose his entire investment.

Our operations may also be affected by factors which are beyond our control, principally general market conditions and changing client preferences.  Any of these problems, or a combination thereof, could have affect on our viability as an entity. We may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

Our ability to grow our business depends on relationships with others. We have no established relationships at this time.  We may never develop such relationships. Further, if we were to lose those relationships, we could lose our ability to sell certain of our promotional products and marketing services. If we lose enough clients, we could go out of business.

All of our revenue and gross profit are expected to come from the sale of promotional products and marketing services. While our relationships will change from time to time, we must rely upon our clients for our success. At the present time, we do not have a limited number of clients and cannot guarantee we will ever develop sufficient numbers of clients to be profitable. If we do develop such clients, we risk that a given client will change its marketing strategy and de-emphasize its use of our products and services. Our ability to generate revenue from the sale of promotional products and marketing services would diminish. If we lose enough clients, we could go out of business.

We are a relatively small company with limited resources compared to some of our current and potential competitors, which may hinder our ability to compete effectively.

Some of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition, and a larger installed base of clients than we have. As a result, these competitors may have greater credibility with our existing and potential clients. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging changes in client requirements. In addition, some of our current and potential competitors have already established supplier or joint development relationships with decision makers at our potential clients.

We may need to substantially invest in marketing efforts in order to grow our business, which will be expensive.

In order to grow our business, we will need to develop and maintain widespread recognition and acceptance of our company, our business model, our services and our products. We have not presented our service and product offering to the potential market. We plan to rely primarily on word of mouth from our existing contacts we develop personally through industry events to promote and market ourselves. In order to successfully grow our company, we may need to significantly increase our financial commitment to creating awareness and acceptance of our company among potential clients, which would be expensive. To date, marketing and advertising expenses have been negligible. If we fail to successfully market and promote our business, we could lose potential clients to our competitors, or our growth efforts may be ineffective. If we incur significant expenses promoting and marketing ourselves, it could delay or completely forestall our profitability.

Our business is not diversified, which could result in significant fluctuations in our operating results. A downturn in that sector may reduce our stock price, even if our business is successful.

We are a full service, brand marketing organization, and, accordingly, dependent upon trends in that business sector. Downturns in that sector could adversely effect on our business. A downturn in that sector may reduce our stock price, even if our business is successful.

Our success will be dependent upon our management’s efforts. We cannot sustain profitability without the efforts of our management. An investor could lose his entire investment.

Our success will be dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of any or all of these individuals, particularly Mr. Quam, our President, and Ms. Kochis, our Secretary, could have a material, adverse impact on our operations. We have no written employment agreements with any officers and directors, including Mr. Quam and Ms. Kochis. We have not obtained key man life insurance on the lives of any of our officers or directors.

Our stock has no public trading market and there is no guarantee a trading market will ever develop for our securities. You may not able to sell your shares when you want to do so, if at all.

There has been, and continues to be, no public market for our common stock. An active trading market for our shares  has not, and may never develop or be sustained. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

•	changes in market valuations of other companies, particularly those that market services such as ours;

•	announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	introduction of product enhancements that reduce the need for our products;

•	departures of key personnel.

Of our total outstanding shares as of December 31, 2007, a total of 19,849,800, or approximately 94.3%, will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

Applicable SEC rules governing the trading of “Penny Stocks” limit the liquidity of our common stock, which may affect the trading price of our common stock. You may not able to sell your shares when you want to do so, if at all.

Our common stock is currently not quoted in any market. If our common stock becomes quoted, we anticipate that it will trade well below $5.00 per share. As a result, our common stock is considered a “penny stock” and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the written purchaser’s agreement to a transaction prior to purchase.  These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

The over-the-counter market for stock such as ours is subject to extreme price and volume fluctuations. You may not able to sell your shares when you want to do so, at the price you want, or at all.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

Buying low-priced penny stocks is very risky and speculative. You may not able to sell your shares when you want to do so, if at all.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in the public markets.

Resale Limitations imposed by most states will limit the ability of our shareholders to sell their securities unless they are Colorado residents.  If no exemptions can be relied upon, then the selling shareholders may have to hold the securities for an indefinite period of time.

The only state in which we plan to register this offering is Colorado. As a result, our selling shareholders may be limited in the sale of their Shares. The laws of most states require either an exemption from prospectus and registration requirements of the securities laws to sell their shares or registration for sale by this prospectus. These restrictions will limit the ability of non-residents of Colorado to sell the securities. Residents of other states must rely on available exemptions to sell their securities, such as Rule 144, and if no exemptions can be relied upon, then the selling shareholders may have to hold the securities for an indefinite period of time. Shareholders of states other than Colorado should consult independent legal counsel to determine the availability and use of exemptions to re-sell their securities.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

      These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. Initially, the shares will be priced at $0.25 per share, which was the most recent price paid for the shares. The prices at which the selling shareholders may sell the shares once the shares begin trading in a public market will thereafter be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties or otherwise. We will file a post-effective amendment to this registration statement to reflect a change to the market price when the shares begin trading on a market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

As of December 31, 2007, there were 43 record holders of our common stock and there were 21,049,400 shares of our common stock outstanding. No public market currently exists for shares of our common stock. We intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

 The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer's account.

            In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

      We have no outstanding stock options or other equity compensation plans.

Reports

Once our registration statement under Form SB-2 has been declared effective, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

           The stock transfer agent for our securities is X-Clearing Corp, of Denver, Colorado. Their address is 535 Sixteenth Street, Suite 810, Denver, Colorado 80202. Their phone number is (303)573-1000.

Dividend Policy

 We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS

       This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

        The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

     The following table provides selected financial data about us from inception (May 23, 2007) through October 31, 2007. For detailed financial information, see the audited Financial Statements included in this prospectus.

Balance Sheet Data: at October 31, 2007

Cash	$24,170
Total assets	$26,648
Total liabilities	$25,505
Shareholders' equity	$1,143

Operating Data: at October 31, 2007

Revenues	$-0-
General and administrative expenses	$47,850
Net Income(Net Loss)	$(48,355)

Results of Operations.

From our inception on May 23, 2007 through October 31, 2007, we generated no revenue. This is not a full fiscal year. As a result we have a limited operating history upon which to evaluate our business. We had a net loss of $48,355 for this period.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop a full service, brand marketing organization and our ability to generate revenues.

Operating expenses, which consisted solely of general and administrative expenses for the period from inception on May 23, 2007 through October 31, 2007 was $47,850. The major components of general and administrative expenses include advertising and promotion, legal and accounting fees, and meals and entertainment.

Because we do not pay salaries, and our major professional fees have been paid for the year, operating expenses are expected to remain fairly constant.

To try to operate at a break-even level based upon our current level of proposed business activity, we believe that we must generate approximately $50,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. In the event that we need additional capital, Mr.  Quam has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $50,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources.

As of October 31, 2007, we had cash or cash equivalents of $24,170.

Net cash used for operating activities was $27,000 from inception on May 23, 2007 through October 31, 2007.

Cash flows inform  investing activities were $-0- from inception on May 23, 2007 through October 31, 2007.

Cash flows provided by financing activities were $51,170 from inception on May 23, 2007 through October 31, 2007.  These cash flows were principally related to sales of stock and notes payable.

Over the next twelve months we do not expect any material our capital costs to develop operations. We plan to buy office equipment to be used in our operations.

We believe that we have sufficient capital in the short term for our current level of operations. This is because we believe that we can attract sufficient product sales and services within our present organizational structure and resources to become profitable in our operations. Additional resources would be needed to expand into additional locations, which we have no plans to do at this time. We do not anticipate needing to raise additional capital resources in the next twelve months In the event that we need additional capital, Mr.  Quam has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

Our principal source of liquidity will be our operations. We expect variation in revenues to account for the difference between a profit and a loss. Also business activity is closely tied to the U.S. economy, particularly the economy in Denver, Colorado. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop a full service, brand marketing organization and our ability to generate revenues.

 In any case, we try to operate with minimal overhead. Our primary activity will be to seek to develop clients for our services and, consequently, our sales. If we succeed in developing clients for our services and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur. Our plan is to build our company in any manner which will be successful.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with any party.

Plan of Operation.

Our plan for the twelve months beginning January 1, 2008 is to operate at a profit or at break even. Our plan is to attract sufficient additional product sales and services within our present organizational structure and resources to become profitable in our operations.

Currently, we are conducting business in only one location in the Denver Metropolitan area. We have no plans to expand into other locations or areas. The timing of the completion of the milestones needed to become profitable are not directly dependent on anything except our ability to develop sufficient revenues. We believe that we can achieve profitability as we are presently organized with sufficient business. Our principal cost will be marketing our product. At this point, we do not know the scope of our potential marketing costs but will use our existing resources to market our product. Our resources consist of our available cash and advances from Mr.  Quam, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;

2.	Continue to seek alternative and acceptable sources of capital;

3.	Bring in additional capital that may result in a change of control; or

4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources.

            Currently, we believe that we have sufficient capital to implement our proposed business operations or to sustain them through December 31, 2008. If we can become profitable, we could operate at our present level indefinitely. To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

Proposed Milestones to Implement Business Operations

At the present time, we plan to operate from one location in the Denver Metropolitan area. Our plan is to make our operation profitable by the end of our next fiscal year. We estimate that we must generate approximately $50,000 in sales per year to be profitable.

We believe that we can be profitable or at break even by the end of the current fiscal year, assuming sufficient sales. Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $50,000 in revenue per year. However, if our forecasts are inaccurate, we may need to raise additional funds. Our resources consist of our available cash and advances from Mr.  Quam, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $50,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business

Other than advances from Mr.  Quam, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes, there is no assurance that additional funds will be made available to us on terms that will be acceptable, or at all, if and when needed. We expect to generate and increase sales, but there can be no assurance we will generate sales sufficient to continue operations or to expand.

            We also are planning to rely on the possibility of referrals from clients and will strive to satisfy our clients. We believe that referrals will be an effective form of advertising because of the quality of service that we bring to clients. We believe that satisfied clients will bring more and repeat clients.

In the next 12 months, we do not intend to spend any material funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements.

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality.

We do not expect our revenues to be impacted by seasonal demands for our services.

DESCRIPTION OF BUSINESS

General

We are a full service, brand marketing organization whose activities are centered around our client's products, principally in the liquor industry. Brand marketing builds the value of the brand by connecting it with target audiences to achieve strategic marketing objectives. We are comprised of one corporation with a wholly-owned subsidiary, Fancy Face Promotions, Inc., a Colorado corporation. All of our operations are conducted through this subsidiary.

              Our efforts are organized into four operating segments, composed of promotional products and marketing services. The marketing services segment includes promotion marketing, brand strategy and identity, presence marketing and consumer event marketing. Each one of the segments has similar products and services, production processes, types of clients, distribution methods and regulatory environments. We attempt to physically connect the brand with identified target markets and individuals through repeated exposure to merchandise that builds brand awareness, enhances brand recognition and creates brand loyalty.

On May 24, 2007, we issued 20,920,000 restricted common shares for cash and past services.

In September, 2007 we raised $26,100 and sold a total of 104,400 shares in an offering under Section 3(b) including Rule 504 and the analogous Colorado state exemption.

In October, 2007, we issued a total of 25,000 restricted common shares in exchange for one hundred percent of the issued and outstanding shares of Fancy Face Promotions, Inc., a Colorado corporation.

We were incorporated under the laws of the State of Colorado on May 23, 2007. Our fiscal year end is October31.

Our principal business address is 10680 Humboldt Street Westminster, Colorado 80021. Our phone number is  (303) 934-4146.

 We have not been subject to any bankruptcy, receivership or similar proceeding.

Organization

We are comprised of one corporation with a wholly-owned subsidiary, Fancy Face Promotions, Inc., a Colorado corporation. All of our operations are conducted through this subsidiary.

Operations

             Our efforts are organized into four operating segments, composed of promotional products and marketing services, principally in the liquor industry. The marketing services segment includes promotion marketing, brand strategy and identity, presence marketing and consumer event marketing. Each one of the segments has similar products and services, production processes, types of clients, distribution methods and regulatory environments. We attempt to physically connect the brand with identified target markets and individuals through repeated exposure to merchandise that builds brand awareness, enhances brand recognition and creates brand loyalty.

                PROMOTION MARKETING. This segment connects the brand with the consumer at strategic points of contact through consumer and retail promotion, merchandising and sponsorship activation.

                BRAND STRATEGY AND IDENTITY. This segment connects a company product, service or image with a target audience by creating, revitalizing, or leveraging a brand through brand identity, design, and integrated communication programs.

                PRESENCE MARKETING. This segment connects the brand with the target audience through sports and corporate sponsorships, licensing, corporate meetings, events and sales incentive programs.

                RELATIONSHIP MARKETING. This segment connects the brand with the target audience through consumer events--including a new product sampling and brand awareness programs.

              We plan to continue to generate revenues in each of these segments and to focus on expanding our client base as a method of developing our business.

We plan to initially operate out of the office of our President. This office is also shared with another company owned by our President and largest shareholder.

We are presently in operation. We utilize the expertise and existing business relationships of our principal officers, Mr.  Quam and Ms. Kochis, to develop our opportunities. All operational decisions will be made solely by Mr.  Quam and and Ms. Kochis.

It should be noted, however, that we do not have any extensive history of operations. To the extent that management is unsuccessful in keeping expenses in line with income, failure to affect the events and goals listed herein would result in a general failure of the business. This would cause management to consider liquidation or merger.

Markets

                Our marketing plan is focused completely on expanding our client base. We will use the efforts of our officers and directors and will rely upon the satisfaction of previous clients to market our services.

We believe that the primary reason that clients would buy from us rather than competitors would be the existing relationships that we can develop. We believe that client loyalty and satisfaction can be the basis for success in this business. Therefore, we plan to develop and expand on already existing relationships to develop a competitive edge. We plan to utilize the expertise of its principal officer to develop our business.

Clients and Competition

At the present time, we expect to be an insignificant participant among the firms which engage in the brand marketing industry. There are a number of established companies, most of which are larger and better capitalized than we are and/or have greater personnel resources and technical expertise. In view of our combined extremely limited financial resources and limited management availability, we believe that we will continue to be at a significant competitive disadvantage compared to our competitors. There can be no guarantee that we will continue to generate substantial revenues or continue to be profitable.

Almost all of the companies in this industry have greater resources and expertise than us. Any of them could chose to enter our proposed market at any time. Competition with these companies could make it difficult, if not impossible for us to compete, which could adversely affect our results of operations. Competition from larger and more established companies is a significant threat and is expected to remain so for us. Any competition may cause us to fail to gain or to lose clients, which could result in reduced or non-existent revenue. Competitive pressures may impact our revenues and our growth.

Our main competitors are located in the Denver, Colorado area and include the following private companies, Premier Image and Platinum Talent. Each is larger and more established than we are.

Our principal effort at this point will be to develop a client base. We believe that the primary reason that customers would buy from us rather than competitors would be the existing relationships that we can develop. We believe that customer loyalty and satisfaction can be the basis for success in this business. Therefore, we plan to develop and expand on already existing relationships to develop a competitive edge.

Backlog

At October 31, 2007, we had no backlogs.

Employees

           We have two full-time employees: Mr. John  Quam, our President and Nancy Kochis, our Secretary. Neither draw a salary or receive any other kind of compensation. However, we reimburse our employees for all necessary and customary business related expenses.  We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.  We do not pay our Directors separately for any Board meeting they attend.

We also hire independent contractors for specific promotions. We generally use approximately fifteen independent contractors for a typical promotion event.

Proprietary Information

           We own no proprietary information.

Government Regulation

We do not expect to be subject to material governmental regulation. However, it is our policy to fully comply with all governmental regulation and regulatory authorities.

Research and Development

We have never spent any amount in research and development activities.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

DESCRIPTION OF PROPERTY

We currently occupy approximately 500 square feet of office space which we rent from our President and largest shareholder, Mr Quam, on a month-to-month basis, currently without charge. This space is considered to be sufficient for us at the present time. We also own some office equipment.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Set forth below are the names of the directors and officers of the Company, all positions and offices with the Company held, the period during which he or she has served as such, and the business experience during at least the last five years:

Name	Age	Positions and Offices Held

John Quam	79	President, Treasurer, Director
Nancy Kochis	35	Secretary, Director

    Mr. Quam has been our President, Treasurer and a Director since our inception. He is the founder and has been with us since inception in May, 2007.  Mr. Quam graduated from Kansas State University in 1950 with Engineering and Marketing Degree and also a degree in Education. He Career was primarily teaching in the Aurora Public Schools district until his retirement in 1990. Since his retiring from the education field he has concentrated his efforts working with the Civitan’s Club raising money and assisting in programs for the physically and mentally handicapped children. In 2001, John Quam was the President of the Colorado regional chapter of the Civitan’s Organization. He will devote approximately forty hours per month to our business.

    Ms. Koch is our Secretary and Director since October, 2007. She was the founder of Fancy Face Promotions, Inc. in 2006 and operates the daily affairs of this company.  In 2007 she also founded Fancy Face Cosmetics, a private cosmetics company.  Also, in 2007, she became business development director for 303 Magazine. From 2005 to 2007, she was a freelance interior designer. Also, during the period 2006 to 2007, she was the co-owner of Fly Presents.  From 2001 to 2005, she was co-owner and interior decorator for Designs by Rae. From 1998 to 2001, she was a store manager for Pier 1 Imports. She will devote approximately forty hours per week to our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

      The following sets forth the number of shares of our $.0.001 par value common stock beneficially owned by (i) each person who, as of December 31, 2007, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 21,049,400 common shares were issued and outstanding as of December 31, 2007.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)(2)	of Class

John Quam	20,000,000	95.0%
10680 Humboldt Street.
Westminster, Colorado 80021

Nancy Kochis
10680 Humboldt Street.	25,000.01%
Westminster, Colorado 80021

All officers and directors as a group (two persons)	20,025,000	95.01%
______________
   (1)All ownership is beneficial and of record, unless indicated otherwise.
   (2)The Beneficial owner has sole voting and investment power with respect to the shares shown.

 Executive Compensation

Our officers and directors do not receive any compensation for their services rendered to us, nor have they received such compensation in the past.  As of the date of this registration statement, we have no funds available to pay the officers and directors.  Further, the officers and directors are not accruing any compensation pursuant to any agreement with us. We have no plans to pay any compensation to our officers or directors in the future.

 None of our officers and directors will receive any finder’s fee, either directly or indirectly, as a result of their respective efforts to implement our business plan outlined herein.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of its employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently occupy approximately 500 square feet of office and retail space which we rent from our President and largest shareholder on a month-to-month basis, currently without charge.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of Common Stock, par value $.0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share, to have such classes and preferences as our Board of Directors may determine from time to time. As of December 31, 2007, we had  21,049,400 shares of Common Stock issued and outstanding. No Preferred Stock has been issued or is outstanding as of the date hereof.

Common Stock

The holders of Common Stock have one vote per share on all matters (including election of Directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid no cash dividends on our Common Stock.

Preferred Stock

Under the Articles of Incorporation, the Board of Directors has the authority to issue non-voting Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Colorado and such Articles of Incorporation. As of the date of this Registration Statement, no shares of Preferred Stock are issued or outstanding. The Board of Directors has no plan to issue any Preferred Stock in the foreseeable future.

Dividends

We do not expect to pay dividends.  Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

SELLING SECURITY HOLDERS

      The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering

Dennis L. Anderson	4,000	4,000	-0-	0%

Burdette E. Baker	2,000	2,000	-0-	0%

Burdette E. Baker, Jr	4,000	4,000	-0-	0%

Marian M. Baker	4,000	4,000	-0-	0%

Jodene Burkhart	2,000	2,000	-0-	0%

Gerald F. Burnett	4,000	4,000	-0-	0%

David Catauro	4,000	4,000	-0-	0%

Robert A. Chimar	4,000	4,000	-0-	0%

Anthony M. Chismar, Jr.	4,000	4,000	-0-	0%

Mark Cooper	4,000	4,000	-0-	0%

Edward F. Courtney	4,000	4,000	-0-	0%

Jim Diaz	2,000	2,000	-0-	0%

Steve Fryda	4,000	4,000	-0-	0%

Jennifer and of Scott A. Keller	8,000	8,000	-0-	0%

Nora D. Kimball	2,000	2,000	-0-	0%

Redford Kimball	4,000	4,000	-0-	0%

Fredrick F. Mattix Jr.	2,000	2,000	-0-	0%

Robert J. McClurkin	4,000	4,000	-0-	0%

James G. McGuire	2,400	2,400	-0-	0%

Michael W. Morton, Jr.	2,000	2,000	-0-	0%

Robert Nestor	2,000	2,000	-0-	0%

John J. Novicky	400	400	-0-	0%

Michael R. Rau	2,000	2,000	-0-	0%

Morgan Rogers	2,000	2,000	-0-	0%

Kenneth R. Sabo	2,000	2,000	-0-	0%

Thomas Joseph Seefried	4,000	4,000	-0-	0%

Thomas James Seefried	800	800	-0-	0%

Justin M. Smith	4,000	4,000	-0-	0%

Edward N. Sobnosky	4,000	4,000	-0-	0%

Mary T. Sobnosky	2,000	2,000	-0-	0%

Richard Sobnosky	2,000	2,000	-0-	0%

Erica Vranches	800	800	-0-	0%

Thomas E. Wanamaker	2.000	2.000	-0-	0%

World Market
Development, Inc.(3)	4,000	4,000	-0-	0%

Michael S. Young	2,000	2,000	-0-	0%

John Quam	150,000	150,000	19,850,000	94.3%

Nancy Kochis	25,000	25,000	-0-	0%

David Wagner &Associates, P.C.(4)	400,000	400,000	-0-	0%

Edwards Investments, LLC (5)	400,000	400,000	-0-	0%

Brian Sobnosky	50,000	50,000	-0-	0%

J.D. Kish	15,000	15,000	-0-	0%

Curly & Gilbert, LLC (6)	20,000	20,000	-0-	0%

Mack Investments, LLC(7)	20,000	20,000	-0-	0%

Univestors, LLC (8)	15,000	15,000	-0-	0%

Grand Total:	1,199,400	1,199,400
________________________

(1)
All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of December 31, 2007, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time
(3)	This company is owned by
(4)	The stock is owned by our law firm.
(5)	This company is owned by John Edelmann.
(6)	This company is owned by Dana Curley
(7)	This company is owned by Mark Womack
(8)	This company is owned by Patrick Womack

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commission or agent’s commissions. Initially, the shares will be priced at $0.25 per share, which was the most recent price paid for the shares. The prices at which the selling shareholders may sell the shares once the shares begin trading in a public market will thereafter be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties or otherwise.  The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•,	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

   The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and othertransactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are paying all fees and expenses incident to the registration of the shares of common stock.  Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.  We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS.

There is no litigation pending or threatened by or against the Company.

LEGAL MATTERS

The validity of the shares of common stock to be sold in the offering will be passed upon for us by the law firm of David Wagner & Associates, P.C. This firm owns 400,000 shares of our common stock.

EXPERTS

   Our financial statements from inception (May 23, 2007) through October 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Ronald R. Chadwick, P.C., of Aurora, Colorado, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

      We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

The consolidated financial statements of Famous Products, Inc. commencing on page F-1 are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

Famous Products, Inc.
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

With Independent Accountant’s Audit Report

For the period May 23, 2007 (Inception) Through October 31, 2007

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Famous Products, Inc.
Greenwood Village, Colorado

I have audited the accompanying consolidated balance sheet of Famous Products, Inc.(a development stage company) as of October 31, 2007, and the related consolidated statements of operations, stockholders’equity and cash flows for the period from May 23, 2007 (inception) through October 31, 2007. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Famous Products, Inc.as of October 31, 2007 and the related consolidated statements of operations, stockholders’equity and cash flows for the period from May 23, 2007 (inception) through October 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                                                                            /s/ Ronald R. Chadwick, P.C.
December 19, 2007                                                                            RONALD R. CHADWICK, P.C.

Famous Products, Inc.
(A Development Stage Company)
Consolidated Balance Sheet
at October 31, 2007

ASSETS

Current Assets - Cash	$24,170

Property, Plant, & Equipment
Office equipment	2,478

TOTAL ASSETS	$26,648

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

LIABILITIES

Accounts payable	$-
Interest payable	505
Current portion notes payable	25,000

Total current liabilities	25,505

Long-Term Liabilities	-

TOTAL LIABILITIES	$25,505

SHAREHOLDERS' EQUITY
Preferred stock, par value $.10 per share; Authorized
1,000,000 shares; issued and outstanding -0- shares.	-

Common Stock, par value $.001 per share; Authorized
50,000,000 shares; issued and outstanding 21,049,400 shares.	21,049

Capital paid in excess of par value	28,449

Deficit accumulated during the development stage	(48,355)

TOTAL SHAREHOLDERS' EQUITY	1,143

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$26,648

The accompanying notes are an integral part of these financial statements.

Famous Products, Inc.
(A Development Stage Company)
Consolidated Statement of Operations
For the period May 23, 2007 (Inception) through October 31, 2007

Revenue	$-

Operating expenses
Accounting	2,500
Compensatory stock issuances	20,850
Legal	24,500

Total General and administrative expenses	47,850

(Loss) before other expenses	(47,850)

Other expenses - interest	(505)

Net (Loss)	(48,355)

Basic (Loss) Per Share	(0.00)

Weighted Average Common Shares
Outstanding	20,942,756

The accompanying notes are an integral part of these financial statements.

Famous Products, Inc.
(A Development Stage Company)
Consolidated Statement of Cash Flows
For the period May 23, 2007 (Inception) through October 31, 2007

Net (Loss)	$(48,355)
Adjustments to reconcile decrease in net assets to net cash
provided by operating activities:

Stock issued for services	20,850
Increase in interest payable	505

Net cash (used) in operation activities	(27,000)

Cash flows from investing activities:

Net cash (used) in investing activities	-

Cash flows from financing activities:
Issuance of common stock	26,170
Notes payable	25,000

Net cash provided from financing activities	51,170

Net increase in cash	24,170
Cash at beginning of period	-
Cash at end of period	$24,170

Supplemental disclosure information:
Stock issued for services & promotional items	$20,850

Cash paid for interest	$-
Cash paid for income taxes	$-

The accompanying notes are an integral part of these financial statements.

Famous Products, Inc.
(A Development Stage Company)
Consolidated Statement of Shareholders' Equity

	Number Of		Capital Paid	Retained
	Common	Common	in Excess	Earnings
	Shares Issued	Stock	of Par Value	(Deficit)	Total
Balance at May 23, 2007 (Inception)	-	$-	$-	$-	$-

May 24, 2007 issued 70,000
shares of par value $.001 common stock
for cash of $70 or $.001 per share.	70,000	70	-		70

May 24, 2007 issued 20,850,000
shares of par value $.001 common stock
for services valued at $850 or $.001 per share	20,850,000	20,850	-		20,850

September 20, 2007 issued 80,400
shares of par value $.001 common stock
for cash of $20,100 or $.25 per share	80,400	80	20,020		20,100

September 28, 2007 issued 22,000
shares of par value $.001 common stock
for cash of $5,500 or $.25 per share	22,000	22	5,478		5,500

October 11, 2007 issued 2,000
shares of par value $.001 common stock
for cash of $500 or $.25 per share	2,000	2	498		500

October 18, 2007 issued 25,000 shares of
par value $.001 common stock to founder
for subsidiary 100% of outstanding shares in
subsidiary valued at $25 or $.001 per share	25,000	25	2,453		2,478

Net (Loss)	-	-	-	(48,355)	(48,355)

Balance at October 31, 2007	21,049,400	$21,049	$28,449	$(48,355)	$1,143

The accompanying notes are an integral part of these financial statements.

Famous Products, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Period May 23, 2007 (Inception) Through October 31, 2007

Note 1 - Organization and Summary of Significant Accounting Policies

ORGANIZATION

Famous Products, Inc. (the “Company”), was incorporated as a holding company in the State of Colorado on May 23, 2007. The Company was formed to develop, own, and operate an advertising and promotion company.

Fancy Face Promotions, Inc. is a wholly-owned subsidiary of the Company. It was incorporated as a Colorado corporation on October 18, 2007 to operate as a promotion and advertising company. The Company may also engage in any business that is permitted by law, as designated by the board of directors of the Company.

The accompanying consolidated financial statements include the accounts of Famous Products, Inc. and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

DEVELOPMENT STAGE

The Company is currently in the developmental stage and has no significant operations to date.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Company considered demand deposits and highly liquid-debt instruments purchased with maturity of three months or less to be cash equivalents.

Cash paid for interest during the period was $0.  Cash paid for income taxes during the period was $0.

Famous Products, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Period May 23, 2007 (Inception) Through October 31, 2007

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

BASIC EARNINGS PER SHARE

The basic earnings (loss) per common share are computed by dividing the net income (loss) for the period by the weighted average number of shares outstanding at October 31, 2007.

REVENUE RECOGNITION

The Company will be performing advertising and promotional activities. The revenue is recognized when the services are performed. As of  October 31, 2007 the Company has had limited operations.

Note 2 – Basis of Presentation

In the course of its life the Company has had limited operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management raised minimum capital through a private offering.  Management believes this will contribute toward its operations and subsequent profitability.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 – Related Party Events

The Company currently has an office located at an address maintained by the President on a rent free basis.

Note 4 – Capital Stock

The Company authorized 50,000,000 shares of .001 par value common stock.  Through October 31, 2007, the Company issued a total of 21,049,400 shares raising $26,170.

On May 24, 2007 the Company issued 20,850,000 shares of $.001 par value common stock for services valued at $850 and promotional items valued at $20,000 or $.001 per share.

On May 24, 2007 the Company issued 70,000 shares of $.001 par value common stock for $70 in cash or $.001 per share.

Famous Products, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Period May 23, 2007 (Inception) Through October 31, 2007

Note 4 – Capital Stock (continued)

On September 20, 2007 the Company issued 80,400 shares of $.001 par value common stock for $20,100 in cash or $.25 per share as part of a private offering.

On September 28, 2007 the Company issued 22,000 shares of $.001 par value common stock for $5,500 in cash or $.25 per share as part of a private offering.

On October 11, 2007 the Company issued 2,000 shares of $.001 par value common stock for $500 in cash or $.25 per share as part of a private offering.

On October 18, 2007 the Company issued 25,000 shares of $.001 par value common stock for  100% ownership of  Fancy Face Promotions, Inc. valued at $2,478 or $.001 per share.

The Company authorized 1,000,000 shares of no par value, preferred stock, to have such preferences as the Directors of the Company may assign from time to time. No preferred stock is either issued or outstanding as of October 31, 2007.

The Company has declared no dividends through October 31, 2007.

Note 5 -  Acquisition

On October 18, 2007, Famous Products, Inc. acquired all of the outstanding common shares of Fancy Face Promotions, Inc. in a transaction accounted for as a purchase. Fancy Face Promotions, Inc.’s  business is similar to that of the Company's, namely talent management and promotion. The Fancy Face Promotions, Inc.  shares were acquired in exchange for 25,000 of the Company's common shares with no readily available market price. The purchase value of Fancy Face Promotions, Inc. was recorded at the net book value of Fancy Face Promotions, Inc.  on the date of purchase of $2,478, with allocations based on fair value, of $2,478 to fixed assets. Results of operations from the acquisition have been consolidated from October 18, 2007 forward. No prior period pro forma information is presented, as Fancy Face Promotions, Inc. had no material operations prior to October 18, 2007.

Note 6 -  Income Taxes

At October 31, 2007, the Company had a tax loss of $(48,355). As of October 31, 2007 the Company has fully allowed for these losses in the valuation allowance. The valuation allowance offset the net deferred tax asset for which there is no assurance of recovery.  The net operating loss carry forward will expire in 2027.

Famous Products, Inc.

1,199,400 Shares of Common Stock
Par Value $0.001 Per Share

February 6, 2008

Until May 7, 2008 (90 days after the date of this prospectus), all dealers affecting transactions in the shares offered by this prospectus — whether or not participating in the offering — may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

Prospectus